Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to Howard Bancorp, Inc.’s 2013 Equity Incentive Plan, of our report dated March 22, 2013, relating to the consolidated balance sheets of Howard Bancorp, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2012, which appears in Howard Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Stegman & Company

Baltimore, Maryland

October 28, 2013